Exhibit 99.7

For immediate release	30 September 2011
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO AUSTRALIA, CANADA, ITALY AND JAPAN OR, SUBJECT TO CERTAIN EXCEPTIONS, THE RUSSIAN FEDERATION, OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF RELEVANT LAWS OR REQUIRE REGISTRATION THEREOF
POLYMETAL INTERNATIONAL PLC
OFFER TO ACQUIRE UP TO 100% OF THE ISSUED AND OUTSTANDING SHARE
CAPITAL OF JOINT STOCK COMPANY POLYMETAL
Overview
Polymetal International Plc (“Polymetal International” or the “Company”) announces that PMTL Holdings Limited (“PMTL”), a wholly owned subsidiary of the Company, has today made an exchange offer (called the “Institutional Share Swap Facility” or “ISSF”) to acquire up to the entire share capital of Joint Stock Company Polymetal (“Polymetal”), whether in the form of Polymetal’s ordinary shares (the “Polymetal Shares”) or Polymetal’s global depositary receipts (the “Polymetal GDRs”) in exchange for Polymetal International shares.
Subject to applicable securities laws, the Institutional Share Swap Facility is being made to eligible existing holders of Polymetal Shares or Polymetal GDRs on the following basis:

for each Polymetal Share	:	1 (one) ordinary share of Polymetal International
for each Polymetal GDR	:	1 (one) ordinary share of Polymetal International
(one Polymetal GDR represents one Polymetal Share)
Irrevocable undertakings to accept the Institutional Share Swap Facility
At the time of this announcement, five Polymetal shareholders have irrevocably undertaken to PMTL to accept the ISSF in respect of in aggregate of 204,078,979 shares (including shares represented by GDRs), representing approximately 51.1 per cent. of the entire share capital of Polymetal and comprising all of their Polymetal shares and GDRs. In addition, Vitaly Nesis, CEO of Polymetal, and all other members of the Management Board of Polymetal have irrevocably undertaken to PMTL to accept the ISSF in respect of in aggregate 3,367,000 shares, representing approximately 0.8 per cent. of the entire share capital of Polymetal, and comprising all of their Polymetal shares. In aggregate, a total of 51.9 per cent. of current Polymetal shareholders have irrevocably undertaken to PMTL to accept the ISSF.
Conditions of the ISSF
The Institutional Share Swap Facility will be subject to the terms and conditions set forth in the ISSF Offer Document, the Share Forms of Acceptance, and the GDR Form of Acceptance. The ISSF is conditional on certain matters (including the admission of the shares of Polymetal International Plc to the premium segment of the Official List of the of the UK Financial Services Authority and to trading on the main market for listed securities of the London Stock Exchange), each of which may be waived by PMTL at any time, in whole or in part, in its sole discretion.
Timetable and further information
The Appendix to this announcement sets out certain key dates in respect of the ISSF.

Enquiries:

HSBC Bank plc	Tel: +44 (0) 20 7991 8888
(Financial Adviser to the Company)

Sergei Chinkis
Michael Liu
Aleksandrs Kvasovs

DF King Worldwide (Europe) Limited	Tel: +44 (0) 20 7920 9700
(Information Agent to the Company)

Damian Watkin
Richard Racz-Clarke
Caroline Hall

College Hill	Tel: +44 (0) 20 7457 2020
(PR Adviser to the Company)

Leonid Fink
Tony Friend
Nick Elwes
This announcement is not for distribution, directly or indirectly, in or into and does not contain or constitute an offer of, or the solicitation of an offer to buy or subscribe for, securities to any person in Australia, Canada, or Japan. The securities referred to herein may not be offered, or sold in the United States absent registration under the US Securities Act of 1933, as amended, (the “Securities Act”) or another exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Subject to certain exceptions, the securities referred to herein may not be offered or sold in Australia, Canada or Japan or to, or for the account or benefit of, any national, resident or citizen of Australia, Canada or Japan. The offer and sale of the securities referred to herein has not been and will not be registered under the Securities Act or under the applicable securities laws of Australia, Canada or Japan.
HSBC Bank plc (“HSBC”), which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Polymetal International Plc and no one else in connection with the ISSF and will not be responsible to anyone other than Polymetal International Plc for providing the protections afforded to clients of HSBC, nor for providing advice in relation to the ISSF, the contents of this announcement or any other matter referred to herein.
This announcement is an advertisement and not a prospectus. This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities, not shall it (or any part of it) or the fact of its distribution, form the basis of, or be relied on in connection with, any contract therefor.
The ISSF and the distribution of this announcement and other information in connection with the ISSF in certain jurisdictions may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about, and observe, any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

This announcement is not for release, publication or distribution in whole or in part in the Russian Federation except as permitted by Russian law. This announcement and information contained herein do not contain or constitute an offer, or an invitation to make offers, sell, purchase, exchange or transfer any securities in the Russian Federation or to or for the benefit of any Russian person or any person in the Russian Federation, and do not constitute an advertisement of any securities in the Russian Federation and must not be passed on to third parties or otherwise be made publicly available in the Russian Federation. It and information contained in it are not intended to be and must not be publicly distributed in the Russian Federation. The securities referred to herein (other than the Polymetal Shares) have not been and will not be admitted to “placement” and/or “public circulation” in the Russian Federation and may not be offered to any person in the Russian Federation except as permitted by Russian law.
Notice to US Holders of Polymetal Shares or Polymetal GDRs
The Institutional Share Swap Facility is being made for the securities of a company incorporated outside of the United States. The Institutional Share Swap Facility is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements, if any, included in the documents relating to the Institutional Share Swap Facility have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Company and PMTL are located in foreign countries, and some or all of their officers and directors may be residents of foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the Company and PMTL may purchase securities otherwise than under the Institutional Share Swap Facility, such as in open market or privately negotiated purchases.
The Institutional Share Swap Facility is not being made available to residents of Connecticut, Illinois, Massachusetts, Maryland or Oregon save to certain exempt institutional investors, as further set forth on the website for Polymetal International and in the ISSF Offer Document.
Forward-looking statements
Some of the information in these materials may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. You can identify forward looking statements by terms such as “expect”, “believe”, “anticipate”, “estimate”, “intend”, “will”, “could”, “may”, or “might” the negative of such terms or other similar expressions. The Company wishes to caution you that these statements are only predictions and that actual events or results may differ materially. The Company does not intend to update these statements to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Many factors could cause the actual results to differ materially from those contained in predictions or forward-looking statements of the Company, including, among others, general economic conditions, the competitive environment, risks associated with operating in Russia and Kazakhstan, rapid technological and market change in the industries the Company operates in, as well as many other risks specifically related to the Company and its operations.

Appendix I
Expected timing of events in relation to the ISSF
The times, dates and events shown in this table are subject to change at the absolute discretion of PMTL.

DAY	EVENT

from 9 a.m., London time on 30 September, 2011	The ISSF is open for acceptances.

noon, London time, on 21 October, 2011	Deadline for acceptances of the Institutional Share Swap Facility (unless PMTL extends the period for accepting the ISSF).

On or about 24 October, 2011	PMTL or Polymetal International Plc expects to announce on a RIS the level of acceptances of the Institutional Share Swap Facility.